Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS RESULTS

FOR QUARTER ENDED JANUARY 31, 2006

SALES	- $61,624,000 VS. $49,536,000 – INCREASE OF 24% FOR QUARTER
- $121,857,000 VS. $94,878,000 – INCREASE OF 28% FOR SIX MONTHS

EPS	- $0.24 VS. $0.24 FOR QUARTER
- $0.47 VS. $0.44 FOR SIX MONTHS

LITTLE FALLS, New Jersey (March 9, 2006) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,929,000, or $0.24 per diluted share, on a 24% increase in sales to $61,624,000 for its second quarter ended January 31, 2006. This compares with net income of $3,875,000, or $0.24 per diluted share, on sales of $49,536,000 for the quarter ended January 31, 2005. For the six months ended January 31, 2006, the Company reported a 10% increase in net income to $7,675,000, or $0.47 per diluted share, on a 28% increase in sales to $121,857,000. This compares with net income of $6,982,000, or $0.44 per diluted share, on sales of $94,878,000 for the six months ended January 31, 2005. The increases in net sales were principally due to Crosstex, which was acquired on August 1, 2005.

The results for the quarter were impacted by expenses of $343,000, net of tax, or $0.02 per diluted share, including one-time wind down costs of $136,000 related to the non- renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 (such wind down costs will continue throughout fiscal 2006) and $207,000 of stock-based compensation. Although not included in the 2005 quarter, stock-based compensation would have been $639,000, net of tax, or $0.04 per diluted share. After adjusting for one-time wind down expenses related to Carsen in fiscal 2006 and stock-based compensation expense in fiscal 2005, earnings per diluted share would have been $0.25 vs. $0.20 for the quarter ended January 31, 2006 and January 31, 2005, respectively.

The results for the six months were impacted by expenses of $1,470,000, net of tax, or $0.09 per diluted share, including one-time wind down costs of $268,000 related to the non-renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 (such wind down costs will continue throughout fiscal 2006), $683,000 of expenses related to the acquisition of Crosstex in August 2005 and $519,000 of stock-based compensation.

Although not included in the 2005 period, stock-based compensation would have been $1,099,000, net of tax, or $0.07 per diluted share. After adjusting for one-time wind down expenses related to Carsen in fiscal 2006, expenses related to the acquisition of Crosstex in fiscal 2006, and stock-based compensation expense in fiscal 2005, earnings per diluted share would have been $0.53 vs. $0.37 for the six month periods ended January 31, 2006 and 2005, respectively.

The Company further reported that its balance sheet at January 31, 2006 included current assets of $94,765,000, including cash of $19,722,000, a current ratio of 3.1:1, a ratio of funded debt to equity of .48:1, net debt of $41,778,000 and stockholders’ equity of $129,030,000.

The Company reported that its cash flow from operations was $8,706,000 for the six months ended January 31, 2006 compared with $7,997,000 for the six months ended January 31, 2005. On a diluted per share basis, such cash flow from operations was $0.53 and $0.50 for the six months ended January 31, 2006 and 2005, respectively. The Company further reported that its cash flow generated by net income, after adjusting for non-cash charges related to depreciation and amortization and stock-based compensation expense, was $14,130,000 for the six months ended January 31, 2006 compared with $9,560,000 for the six months ended January 31, 2005, or $0.86 and $0.60 per diluted share, respectively.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, commented, “We have been very pleased with the sizeable addition of Crosstex to the Cantel family. We continue to be impressed with the management team, the positioning of the company, and the overall encouraging performance of the business.  Based upon the overall results for the first six months, we remain positive about the outlook for the balance of fiscal 2006.”  Reilly added, “However, we still must meet the challenges ahead, including the non-renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 and the continuing effects of the consolidation in the dialysis industry. To meet these challenges, we will continue to concentrate on the growth, both organically and by acquisition, of our existing water purification and filtration, dental, endoscope reprocessing and specialty packaging businesses, as well as aggressively seeking additional acquisitions of companies specializing in infection prevention and control products and services. Given our consistently improving and healthy balance sheet, and our concentrated efforts in acquisitions, we are well positioned to execute against this plan.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, endoscopy and surgical products, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. The Company also sells scientific instrumentation products, provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens.

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The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2006 on Thursday, March 9, 2006 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, March 9 at 2:00 PM through midnight on March 10, by dialing 1-877-660-6853 and using passcode #286 and conference ID #195515. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=102256. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission. Such statements are only predictions, and actual events or results may differ materially from those projected.

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CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2006	2005	2006	2005

Net sales	$61,624	$49,536	$121,857	$94,878

Cost of sales	38,760	30,715	75,846	58,842

Gross profit	22,864	18,821	46,011	36,036

Operating expenses:
Selling	6,094	5,814	12,511	11,222
General and administrative	8,113	5,367	16,224	10,817
Research and development	1,415	1,022	2,635	2,006
Total operating expenses	15,622	12,203	31,370	24,045

Income before interest and income taxes	7,242	6,618	14,641	11,991

Interest expense - net	949	313	2,001	664

Income before income taxes	6,293	6,305	12,640	11,327

Income taxes	2,364	2,430	4,965	4,345

Net income	$3,929	$3,875	$7,675	$6,982

Earnings per common share - diluted	$0.24	$0.24	$0.47	$0.44

Weighted average shares - diluted	16,370	16,182	16,411	16,044

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31,	July 31,
	2006	2005
Assets
Current assets	$94,765	$93,666
Property and equipment, net	35,550	22,661
Intangible assets	44,956	13,317
Goodwill	67,912	33,343
Other assets	2,003	1,353
	$245,186	$164,340

Liabilities and stockholders’ equity
Current portion of long-term debt	$3,000	$15,750
Other current liabilities	28,042	26,901
Long-term debt	58,500	—
Other long-term liabilities	26,614	13,063
Stockholders’ equity	129,030	108,626
	$245,186	$164,340